Exhibit 99.1

Asterias Biotherapeutics Reports Second Quarter Results and Highlights Progress of SCiSTAR Study Evaluating
AST-OPC1 in Spinal Cord Injury Patients

FREMONT, Calif. – August 15, 2016 – Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a biotechnology company with three clinical-stage development programs focused on the emerging field of regenerative medicine, today reported financial results for the second quarter ended June 30, 2016 and recent highlights.  The company continued to achieve notable clinical progress with AST-OPC1, its experimental treatment derived from pluripotent stem cells for spinal cord injury.  Up to this point only patients with the most severe sensory and motor complete cervical spinal cord injuries have been enrolled in the SCiSTAR study, but following completion of enrollment and dosing of both the safety cohort and the first efficacy cohort, the study is now set for a significant expansion.

“We recently completed enrollment and dosing of the first efficacy cohort in our AST-OPC1 SCiSTAR Phase 1/2a clinical study,” said Steve Cartt, President and Chief Executive Officer.  “This cohort included the first patients administered a dose of 10 million cells, the lower of two doses predicted to be potentially effective based on extensive pre-clinical research.   In the meantime, during the current third quarter we look forward to initiating enrollment in the higher-dose 20 million cell efficacy cohort in the SCiSTAR study and to expanding the study to also include patients with less severe sensory incomplete injuries.”

In July, the company also noted positive improvements in upper extremity motor function compared to baseline exams have now been observed in all three patients in an earlier very low dose safety cohort of the study, in which dosing was only 2 million cells of AST-OPC1.

Edward Wirth, MD, PhD, Chief Medical Officer for Asterias, said, “We have been encouraged by the improved upper extremity motor function, particularly in combination with the favorable AST-OPC1 safety profile we have observed to-date at all dose levels, and look forward to presenting the six-month efficacy and safety results for the current 10 million cell efficacy cohort in January 2017.”

Research and Development Highlights

AST-OPC1 (oligodendrocyte progenitor cells)

•	In July, Asterias completed enrollment and dosing for the first efficacy cohort of the SCiSTAR study, a Phase 1/2a clinical trial in complete cervical spinal cord injury patients (AIS-A patients). Five patients were each administered a dose of 10 million AST-OPC1 cells in this cohort, which is the first of two cohorts receiving doses in the predicted efficacious range based on extensive preclinical studies. Top-line six-month efficacy and safety results from this patient cohort are expected in January 2017. Asterias expects to begin enrolling and dosing patients with sensory and motor complete cervical injuries in the highest dose 20 million cell efficacy cohort in the third quarter of 2016, following independent safety review of the data from the 10 million cell efficacy cohort by the Data Monitoring Committee. In parallel, Asterias will expand the study to include enrollment of two additional cohorts of patients with sensory incomplete injuries (AIS-B patients) under the previously announced FDA-cleared expansion of the AST-OPC1 study. One cohort will include 5-8 patients dosed with 10 million cells, followed by a second cohort of 5-8 patients dosed with 20 million cells.

•	In July, Asterias provided an update on observations from the earlier, very low dose safety cohort of three patients with sensory and motor complete cervical spinal cord injuries (AIS-A patients) who were administered two million cells within the SCiSTAR study. There have been no serious or unexpected adverse events related to AST-OPC1, the administration procedure or the accompanying short course of low-dose immunosuppression. In this safety cohort, all three patients have exhibited improved upper extremity motor function relative to their baseline exams.

•	During the second quarter, Asterias announced new positive long-term follow-up results from its Phase 1 safety study of a low dose of 2 million AST-OPC1 cells in patients with thoracic spinal cord injury. The results showed that in four of the five patients, serial MRI scans performed throughout the 4 to 5 year follow-up period indicate that reduced spinal cord cavitation occurred and that AST-OPC1 appeared to have positive long-term effects on reducing spinal cord tissue deterioration. The company filed a new patent application with the United States Patent and Trademark Office that included this new safety data.

•	Asterias presented an overview of the AST-OPC1 therapeutic development program in spinal cord injury during an oral session at the International Society for Stem Cell Research (ISSCR) Annual Meeting.

AST-VAC1 (antigen-presenting autologous dendritic cells)

•	In August 2016, Asterias entered into a Development and Manufacturing Services Agreement with Cognate BioServices, Inc., a third party providing process development and cGMP manufacturing services, to perform process development studies in support of Asterias’ clinical and commercial development of AST-VAC1 and production and manufacturing of AST-VAC1 under cGMP. In parallel with ongoing process development efforts, the company is currently developing plans for further progressing the AST-VAC1 clinical program.

•	Clinical data from the Phase 2 trial of AST-VAC1 in AML was presented during an oral session at the American Society of Gene and Cell Therapy (ASGCT) 19th Annual Meeting on May 5, 2016. The data was first presented at the 2015 annual meeting of the American Society for Clinical Oncology (ASCO).

AST-VAC2 (antigen-presenting allogeneic dendritic cells)

•	In conjunction with Asterias personnel, the company’s research partner, Cancer Research UK (CRUK), has prepared the clinical protocol for the Phase 1/2a clinical trial of AST-VAC2 in non-small cell lung cancer. As part of this partnership, CRUK will perform cGMP manufacture of AST-VAC2 at its Biotherapeutics Development Unit, and will submit a Clinical Trial Authorisation application to the UK regulatory authorities. The trial will be sponsored, managed and funded by the CRUK Centre for Drug Development. Asterias anticipates receiving approval from UK regulatory authorities for clinical development of AST-VAC2 by the end of 2016 and beginning enrollment for the Phase 1/2a clinical trial in the first quarter of 2017. The trial will examine the safety, immunogenicity and activity of AST-VAC2 in non-small cell lung cancer patients and could potentially position the product for development in numerous cancer indications.

Corporate Highlights

•	On May 13, 2016, Asterias completed the sale of 5,147,059 shares of its common stock and warrants to purchase 2,959,559 shares of its common stock, through an underwritten public offering for net proceeds to Asterias of $16.0 million. On May 23, 2016, Asterias issued an additional 742,421 shares of its common stock upon the full exercise of the over-allotment option by the underwriters for net proceeds of an additional $2.2 million. In July, Ryan Chavez was appointed as Executive Vice President of Finance and General Counsel. As Asterias’ chief legal officer and a senior financial executive, Mr. Chavez oversees day-to-day legal operations and strategy, utilizing previous in-house experience with publicly-traded companies including Questcor Pharmaceuticals, Inc. and Mallinckrodt Pharmaceuticals, plc. He provides leadership on regulatory and compliance, risk management, M&A, litigation, corporate governance, general legal issues and corporate financial matters.

Second Quarter Financial Update

Total revenues were $1.5 million for the second quarter, and $3.1 million for the six months ended June 30, 2016. Revenues were comprised of grant income as well as royalty revenues on product sales by licensees. Research and development expenses were $6.0 million for the second quarter and $12.4 million for the six months ended June 30, 2016, with the primary driver being expenses associated with our AST-OPC1 program. General and administrative expenses were $2.6 million for the second quarter and $8.9 million for the six months ended June 30, 2016. Net loss was $5.2 million or $0.12 per share for the second quarter and $15.5 million or $0.39 per share for the six months ended June 30, 2016.  For the six months ended June 30, 2016 net cash used in operating activities was $10.0 million.

As of June 30, 2016, the company’s cash, cash equivalents and available-for-sale securities totaled $32.2 million, which management believes will be sufficient to fund operations through the third quarter of 2017.

Conference Call and Webcast Details

Asterias will host a conference call and webcast today, August 15, 2016 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the results and corporate developments.

For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 800-311-6662. For international participants outside the U.S./Canada, the dial-in number is 719-457-2679. For all callers, refer to Conference ID 6614510. To access the live webcast, go to http://asteriasbiotherapeutics.com/events-presentations/.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free (from U.S./Canada) 888-203-1112; international callers dial 719-457-0820. Use the Conference ID 6614510. Additionally, the archived webcast will be available at http://asteriasbiotherapeutics.com/events-presentations/.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. is a leading biotechnology company in the emerging field of regenerative medicine. The company's proprietary cell therapy programs are based on its immunotherapy and pluripotent stem cell platform technologies. Asterias is presently focused on advancing three clinical-stage programs which have the potential to address areas of very high unmet medical need in the fields of oncology and neurology. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury. AST-VAC1 (antigen-presenting autologous dendritic cells) is being evaluated by Asterias for further development after demonstrating promise in a Phase 2 study in Acute Myeloid Leukemia (AML) and completing a successful end-of-Phase 2 meeting with the FDA. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic immunotherapy. The company's research partner, Cancer Research UK, plans to begin a Phase 1/2 clinical trial of AST-VAC2 in non-small cell lung cancer in 2017. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

Forward Looking Statements

Statements pertaining to future financial and/or operating and/or clinical research results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts:

Investor Relations
(510) 456-3892
InvestorRelations@asteriasbio.com

Or

EVC Group, Inc.
Michael Polyviou/Greg Gin
(646) 445-4800
mpolyviou@evcgroup.com

ASTERIAS BIOTHERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended June 30, (unaudited)		Six months ended June 30, (unaudited)
	2016	2015	2016	2015
REVENUE
Royalties from product sales	$12	$73	$119	$175
Sale of cell lines	-	40	-	40
Grant income	1,520	659	3,007	1,337
Total revenues	1,532	772	3,126	1,552
Cost of sales	(6)	(38)	(59)	(88)
Total gross profit	$1,526	$734	$3,067	$1,464

EXPENSES
Research and development	$(6,019)	$(3,696)	$(12,362)	$(7,289)
General and administrative	(2,581)	(1,845)	(8,871)	(3,517)
Total operating expenses	(8,600)	(5,541)	(21,233)	(10,806)

Loss from operations	(7,074)	(4,807)	(18,166)	(9,342)

OTHER INCOME/(EXPENSE)
Unrealized gain on warrant liability	1,628	-	1,628	-
Interest expense, net	(139)	(51)	(285)	(71)
Other expense, net	(25)	(1)	(26)	(2)
Total other expenses	1,464	(52)	1,317	(73)

LOSS BEFORE INCOME TAX BENEFIT	(5,610)	(4,859)	(16,849)	(9,415)
Deferred income tax benefit	451	1,241	1,353	2,825
NET LOSS	(5,159)	(3,618)	(15,496)	(6,590)
Basic and diluted net loss per common share	$(0.12)	$(0.10)	$(0.39)	$(0.20)

Weighted average common shares outstanding: basic and diluted	41,777	34,590	40,201	33,138

ASTERIAS BIOTHERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

	June 30, 2016 (unaudited)	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,469	$11,183
Available-for-sale securities, at fair value	10,745	17,006
Landlord receivable	-	567
Prepaid expenses and other current assets	1,616	1,033
Total current assets	33,830	29,789

NONCURRENT ASSETS
Intangible assets, net	19,473	20,816
Property, plant and equipment, net	5,372	5,756
Investment in affiliates	-	416
Deferred tax asset	8,150	9,744
Other assets	419	457
TOTAL ASSETS	$67,244	$66,978

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Amount due to parent, BioTime, Inc.	$-	$530
Accounts payable	251	747
Accrued liabilities and other current liabilities	1,544	1,183
Capital lease liability	7	7
Deferred grant income	3,249	2,513
Deferred tax liabilities, current portion	3,606	5,274
Other current liability	182	-
Total current liabilities	8,839	10,254

LONG-TERM LIABILITIES
Capital lease liability	22	26
Warrant liability	4,380	-
Deferred tax liabilities, net of current portion	6,305	7,020
Deferred rent liability	227	179
Lease liability	4,197	4,400
TOTAL LIABILITIES	23,970	21,879

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000 shares; none issued and outstanding	-	-
Common Stock, authorized 75,000 Series A Common Stock, $0.0001 par value, and 75,000 Series B Common Stock; 45,341 and 38,228 shares Series A Common Stock issued and outstanding at June 30, 2016 and December 31, 2015, respectively, no Series B Common Stock issued and outstanding at June 30, 2016 and December 31, 2015, respectively.	5	4
Additional paid-in capital	112,067	92,900
Accumulated comprehensive gain (loss) on available-for-sale investments	(5,063)	434
Accumulated Deficit	(63,735)	(48,239)
Total stockholders’ equity	43,274	45,099
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,244	$66,978